Exhibit 99.1

February 4, 2011	CONTACTS:

Media:
Gary Chapman, tel: +1 281 719 4324

Investor Relations:
Kurt Ogden, tel: +1 801 584 5959

Huntsman Appoints New President for its Performance Products Division

The Woodlands, Texas — Huntsman Corporation (NYSE:HUN) today announced the appointment of Stu Monteith as President of its Performance Products division.  He replaces Daniele Ferrari who has resigned to pursue other business opportunities.

Mr. Monteith most recently served as the division’s Vice President for Global Markets and Business Development. He joined Huntsman in 1994 and has more than 30 years’ experience in the chemical industry.

Peter Huntsman, President and CEO of Huntsman Corporation, said: “We wish Daniele success in his new responsibilities. He leaves Huntsman with our highest regards. His successor, Mr. Monteith, brings years of leadership, creativity and success to this new position. Under his stewardship, we look forward to continued growth and opportunity in what has become one of our most valuable businesses.”

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has more than 11,000 employees and operates from multiple locations worldwide.  The Company had 2009 revenues of approximately $8 billion.  For more information about Huntsman, please visit the Company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

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